Exhibit (e)

Automatic  Dividend  Reinvestment and Optional Cash Contribution Plan

The following Terms and Conditions of the Automatic Dividend Reinvestment and Optional Cash Contribution Plan (the “Plan”) of Capital Southwest Corporation (the “Company”) should be read carefully and retained for your records:

1. Agent.  As agent for participating shareholders (the “Participants”) in the Plan, American Stock Transfer & Trust Company (the “Agent”), will receive all or a designated portion of the cash dividends (whether such dividends are from net investment income, capital gains distributions or return of capital) paid on the shares of common stock (the “Shares”) of the Company held by or on behalf of each Participant, including dividends paid on any full or fractional Shares acquired under the Plan, and will also receive any optional cash contributions made for the account of any Participant. The Agent will apply such funds to purchase Shares for such Participant’s account on any securities exchange where such Shares are traded, in the over-the-counter market, or in negotiated transactions at prices competitive with prevailing market prices and on such terms as the Agent may determine; provided, however, that the Agent shall use its best efforts to purchase Shares on the best possible terms.

2. Purchase  of Shares.  In making purchases for the Participants’ respective accounts (“Plan Accounts”), and pending such purchases, the Agent may comingle the funds of any Participant with those of other Participants; provided that the Agent shall hold the funds of any Participant in trust for such Participant pending such purchases. With respect to any month in which a cash dividend is paid by the Company, the price at which Shares will be deemed to have been acquired for a Participant’s Plan Account shall be the average price of all Shares purchased by the Agent with the proceeds of such dividend together with all optional cash contributions received by the Agent on or before the dividend payment date. Such purchases shall be made as promptly as practicable, and in any event, within 30 days of the dividend payment date. With respect to any month in which a cash dividend is not paid by the Company, the price at which Shares will be deemed to have been acquired for a Participant’s Plan Account shall be the average price of all Shares purchased by the Agent with the proceeds of all optional cash contributions received by the Agent on or before the last business day of the month. Such purchases shall be made as promptly as practicable, and in any event, within 30 days of the last business day of the month. Under certain circumstances, observance of the rules and regulations of the Securities and Exchange Commission may require temporary suspension of purchases, in which event such purchases will be made or resumed as or when permitted by such rules and regulations. The Agent may rely and act upon an opinion of outside counsel experienced in such matters in this respect. Neither the Company nor the Agent shall have any responsibility or liability as to the value of the Company’s Shares or any change in the value of the Shares acquired for the Participant’s account.

3. Interim Funds.  Pending investment, funds shall be held in non-interest bearing accounts maintained by the Agent. Participants are thus urged to transmit optional cash contributions so that they will be received by the Agent as close as possible to (but not after) the dividend payment date in those months in which dividends are paid or the last business day of the month in other months. Uninvested optional cash contributions shall be refunded to the Participant upon written request received by the Agent at least two (2) business days prior to the investment date.

4. Shareholder Participation. A shareholder of record of 25 or more Shares or an employee of the Company or its subsidiaries may become a Participant in the Plan by execution and delivery of an Authorization Form which may be obtained from the Company or  the Agent by written request.  Except for employees of the Company or its subsidiaries, reinvestment of dividends on at least 25 shares is required to remain a Participant. Reinvestment of dividends will begin with the next dividend paid if the Authorization Form is received and processed before the record date of that dividend. Otherwise, the next following dividend will be the first to be reinvested. Optional cash contributions may be made at any time, but only on behalf of Participants who have authorized the reinvestment of dividends on all or part of the Shares (a minimum of 25) held of record by such Participants. The Agent will accept optional cash contributions upon receipt of a properly completed Authorization Form or Remittance Form, accompanied by a check or money order made payable to the Agent in United States dollars. Remittance Forms will consist of a portion of each statement of Plan Account or a letter from the Participant containing  corresponding information. The Agent will also accept optional cash contributions of funds electronically transferred on a regular monthly basis from a Participant’s bank account pursuant to a properly completed Automatic Cash Withdrawal Authorization Form. Unless waived by the Company for employees of the Company or its subsidiaries, the minimum optional cash contribution shall be $100 and total optional cash contributions on behalf of a Participant shall not exceed $10,000 per calendar month (the “Monthly Limits”). To the extent optional cash contributions are below or in excess of the Monthly Limits, they will be refunded. Multiple accounts which bear the same social security or tax identification number or which are established in any form for the same Participant shall be treated as one account for the purpose of the Monthly Limits. Participants are under no obligation to make optional cash payments and may elect to vary the amounts of such payments within the Monthly Limits.

5. Plan Accounts and Share Certificates. The Agent will maintain a Plan Account for each Participant in the Plan. Whole and fractional Shares purchased on behalf of the Participant by the Agent pursuant to the Plan will be credited to the Participant’s account. No Share certificate will be issued to a Participant for Shares credited to his Plan Account unless the Participant requests otherwise in writing. Such requests must be made in writing to the Agent and are available to a Participant only with respect to full Shares.

6. Optional Deposit of Shares.  For safekeeping, Participants may elect to deposit Share certificates registered in their names with the Agent for credit to their Plan Accounts. Share certificates to be deposited should be sent to the Agent by registered mail, return receipt requested, properly insured. Certificates should not be endorsed, but must be accompanied by written instructions to the Agent to hold the Shares in your Plan Account, such instructions to be signed exactly as your name(s) appears on the certificate(s). The Agent will automatically reinvest dividends on all shares deposited in your Plan Account. Whenever deposited Share certificates are issued to participants, upon request or termination, they will have been combined with other Plan Account Shares and will not have the original certificate numbers.

7. Statement of Account. A Plan Account statement setting forth any dividend paid on the Participant’s Shares in the Plan, any optional cash contribution applied, the number of Shares purchased, the average cost per Share and net total Shares accumulated in the Participant’s Plan Account (computed to at least three decimal places) will be mailed to each Participant by the Agent as soon as practicable after completion of each investment.

8. Proxy Solicitation. The Agent will distribute to the Participants any proxy solicitation material received by it from the Company attributable to Shares in the Plan, and all Shares credited to a Participant’s Plan Account will be voted in accordance with such Participant’s direction.

9.   Income Taxes. Under current law, reinvestment of dividends will not relieve a Participant of any income tax which may be payable on such dividends.

10. Amendment and Termination. A Participant may terminate participation in the Plan at any time by written notice to the Agent. To be effective for any dividend payment, such notice must be received by the Agent five (5) business days prior to the record date for such payment. The Company may terminate a Participant’s individual participation in the Plan, including Participants who reinvest dividends on less than 25 Shares, and the Company may terminate the Plan itself, for any reason at any time by written notice mailed to a Participant, or to all Participants, as the case may be, at the address(es) shown on their account(s); provided that no such termination shall be made on or after a record date for payment of a dividend until after the corresponding dividend payment date, unless the Company pays to such Participant(s) the dividend(s) that would have been payable on the Shares in such Participant(s) account on such record date. Upon any such termination as to all or any Participant(s), the Agent will send promptly to such Participant(s) a certificate, registered in such Participant(s) name, for the number of whole Shares held in such Participant(s) Plan Account to such Participant(s) registered address(es).  Any fractional Shares will be liquidated at the last reported sale price in the NASDAQ System on the date of such termination, and the proceeds thereof. along with the amount of any uninvested optional cash contributions,  will be sent by check to such Participant(s). Any dividends on Shares made after the effective date of the termination will be sent directly to the shareholder(s). A shareholder who has terminated his participation in the Plan may generally resume participation at any time by providing a newly executed Authorization Form, provided, however, that the Company may reject an Authorization Form received on behalf of any prior Participant who terminated participation within the prior twelve (12) months. This Plan may be modified, amended or supplement- ed by agreement between the Agent and the Company at any time. An appropriate notice shall be mailed to each Participant at his last address of record at least thirty (30) days prior to the record date for the next dividend as to which the changes will apply; provided, however, that an Amendment to the Plan to substitute a new agent shall not require an agreement or consent of the Agent, but shall require the consent of such new agent to abide by and be bound by the terms hereof In accordance with paragraph 16. Any such modification, amendment or supplement shall be deemed conclusively accepted by each Participant, except those Participants from whom the Agent receives written notice of termination prior to the effective date thereof.

11. Address of Agent. All notices, changes of address and other communications with the Agent should be sent to: American Stock Transfer & Trust Company, Dividend Reinvestment Dept., 40 Wall Street, 46th Floor, New York, NY 10005, (212) 936-5100 or (800) 278-4353.

12. Stock Dividends, Stock Splits and Rights Offerings. Any stock dividend or stock split declared by the Company on Shares held by the Agent for a Participant will be credited to the Participant’s Plan Account. Any rights to purchase additional Shares or other securities accruing on Shares in the Plan and any non-cash dividends will be sent by the Agent to each Participant at his registered address.

13. Non-Liability. Neither the Company nor the Agent shall be liable here- under for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of failure to terminate a Participant’s Plan Account upon such Participant’s death prior to receipt of notice of writing of such death, (b) with respect to receipt of notice in writing of such death, (c) with respect to the time and the prices at which Shares are purchased for a Participant’s Plan Account and (d) with respect to any loss or delayed receipt of optional cash contributions.

14. Registry. The Agent shall maintain a registry of names and addresses of Participants. Notices to the Participant may be given by letter addressed to the Participant at his last address of record with the Agent. The Agent shall upon request by the Company furnish a copy of such registry to the Company.

15. Governing Law.  This Plan shall be governed by the laws of the State of
Texas.

16. Successor Agent. Neither the Agent not any successor agent shall serve unless it agrees in writing to be bound by and comply with the terms hereof.

Any general inquiries about the Plan should be directed to:

Capital Southwest Corporation
12900 Preston Road, Suite 700 • Dallas, Texas 75230
(972) 233-8242

Any specific inquiries or correspondence about the Plan or your account should be directed to:

American Stock Transfer & Trust Company
Dividend Reinvestment Dept.
40 Wall Street, 46th Floor
New York, NY 10005
(212) 936-5100 or (800) 278-4353

AUTOMATIC DIVIDEND REINVESTMENT AND OPTIONAL CASH CONTRIBUTION PLAN

Capital Southwest Corporation
12900 Preston Road, Suite 700
Dallas, Texas 75230
(972) 233-8242

To Our Shareholders

We invite you to consider a convenient way to increase your holdings of Capital Southwest Corporation common stock through our Automatic Dividend Reinvestment and Optional Cash Contribution Plan, which is available to all shareholders of record who own 25 or more shares. In addition to reinvestment of dividends, you may elect to invest from $100 to $10,000 in any calendar month by sending occasional cash payments or by authorizing monthly automatic cash withdrawals from your checking, savings or other bank accounts.

American Stock Transfer & Trust Company will act as agent for Plan Participants when purchasing shares, which will be bought only on the open market or in negotiated transactions and will not under any circumstances be purchased from the Company. The Company pays the Plan administration fees; you are charged only your proportionate share of brokerage costs for each transaction. Since purchases are made on a pooled basis, transaction costs should be less than those associated with individual purchases of small numbers of shares.

Participants may withdraw all or any part of the shares in their Plan Accounts or may terminate their participation in the Plan at any time. Dividends on at least 25 shares must be reinvested to remain a Plan Participant. Although not required, Participants may transfer share certificates to their Plan Accounts for safekeeping.

This brochure answers basic questions about the Plan, the exact text of which appears at the end of the brochure. If you wish to participate in the optional cash contribution feature, you must also participate in the automatic dividend reinvestment feature of the Plan. You may join the Plan immediately or you may elect to participate at some future time. To enroll:

•	Complete the enclosed Plan authorization form and return it in the postage-paid reply envelope.

•
If your stock is not registered in your name, instruct your broker to have your shares issued directly to you in your name.  Only shareholders of  record of 25 or more shares are eligible to join the Plan.

We suggest that you carefully consider whether participation in the Plan is consistent with your investment objectives.

Sincerely,

William R. Thomas
President and Chairman of the Board

Answers to Questions About the Plan

What are the benefits of joining the Plan?
•
As a participant (“Participant’) in the Automatic Dividend Reinvestment and Optional Cash Contribution Plan (the “Plan”), your dividends are reinvested and you may make cash contributions of $100 to $10,000 in any month to purchase additional shares of Capital Southwest Corporation stock (“Shares”) for your account (“Plan Account”).

•	Because purchases are made on a pooled basis, the transaction costs should be less than those associated with individual purchases of small numbers of Shares.

How does the automatic dividend reinvestment feature work?
The Plan, available to all shareholders of record of 25 or more Shares, provides a convenient way to acquire additional Shares by automatic reinvestment of cash dividends (including any cash distributions of long-term capital gains).

After you join, cash dividends on your Shares (including Shares you hold and Shares in your Plan Account), or on such lesser number of your Shares (a minimum of 25) as you may specify in your authorization form plus all Shares in your Plan Account, will automatically be reinvested in additional Shares by American Stock Transfer & Trust Company (“AST”) or its affiliate or successor as your agent (“Agent”). Dividends will be invested promptly, and in any event, within 30 days of the payment date, which will normally be on the last business day of any month in which a dividend is paid.

May I deposit Shares for safekeeping?
Although not required, you may deposit Share certificates registered in your name for addition to your Plan Account, following the instructions in the Terms and Conditions of the Plan. The Agent will automatically reinvest dividends on all Shares in your Plan Account. Deposited certificates, when reissued, will not have the original certificate numbers.

How does the optional cash contribution feature work?
You have the option of purchasing additional Shares on a periodic basis through the Plan. To make such voluntary cash purchases, you first must join the Plan and participate in the automatic dividend reinvestment feature. Contributions for voluntary cash purchases can be made by sending a check to the Agent, regularly or from time to time, together with  the Remittance Form which accompanies each Plan Account statement, or a letter giving your name and address and stating that the contribution is to be used to purchase additional Shares. Contributions can also be made by completing an Automatic Cash Withdrawal Authorization Form, enabling you to make regular monthly purchases with funds transferred electronically from your bank account two business days before the last business day of each month.

Pending investment, the Agent will hold all funds in a non-interest bearing account. To avoid loss of interest income, you should send any optional cash contributions so that they will be received close to (but not after) (i) the dividend payment date in those months in which dividends are paid, or (ii) the last business day of the month in other months. Each cash contribution shall be a minimum of $100 and total cash contributions shall not exceed $10,000 per month, although the minimum may be waived for employees of Capital Southwest and its subsidiaries.

Who is eligible to join and participate in the Plan?
Only holders of record of 25 or more Shares (or employees of Capital Southwest or its subsidiaries) are eligible to join and participate in the Plan. Reinvestment of dividends on at least 25 Shares is required to remain a Participant. If your Shares are held in the name of a broker or other nominee and you wish to participate in the Plan, you must instruct your broker or nominee to register the Shares in your name.

How do I join the Plan?
To join the Plan, sign and return the enclosed authorization form to American Stock Transfer & Trust Company, Dividend Reinvestment Dept., 40 Wall Street, 46th Floor, New York, NY 10005. Your name or names should be signed exactly as they appear on your stock certificates. You may register all of your Shares in the Plan or such lesser number of Shares (a minimum of 25) as you indicate on your authorization form. Reinvestment of dividends will begin with the next dividend paid, if your authorization form is received and processed before the record date of that dividend.

How are Shares purchased?
Each month the Agent will pool all Participant funds, including dividends and optional cash contributions, and purchase Shares in the open market or in negotiated transactions competitive with market prices. In any month in which a cash dividend is paid, cash contributions received by the Agent on or before the dividend payment date (normally the last business day of the month) will be combined with dividend payments and invested promptly, and in any event, within 30 days of the dividend payment date. In any month in which a cash dividend is not paid, cash contributions received on or before the last business day of the month will be combined and invested promptly, and in any event, within 30 days of the last business day of the month.

Whole and fractional Shares will be allocated to accounts at the average purchase price per Share for all Shares purchased with funds accumulated during each month.

What statements will I receive?
Each time Shares are purchased, you will receive a statement showing the total Shares in your Plan Account, the amount of the latest reinvested dividend or optional cash contribution, the number of Shares purchased and the price per Share.

How is information reported for income tax purposes?
Reinvested dividends are subject to income tax to the same extent as if received in cash. You will receive a Form 1099 information return regarding the Federal income tax status of all dividends paid during the year. To calculate the cost basis of your Shares and the taxable gain or loss when Shares are sold, it is important that you keep all Plan Account transaction statements received from the Agent.

Is there any cost to participate in the Plan?
You pay only your share of brokerage costs.  Because purchases are made on a pooled basis, such costs should be less than those associated with individual purchases of small numbers of Shares.There is no service charge to participate in the Plan. Capital Southwest will pay all costs of administration except brokerage costs.

What happens to my fractional share interest?
As a Participant in the Plan, all of your cash dividends and optional cash contributions are used to purchase stock. For any balance that is insufficient to purchase a whole Share, your Plan Account is credited with a fractional Share interest, computed to at least three decimal places. A fractional Share interest participates in all subsequent  dividends. A stock certificate will not be issued for a fractional Share.

Can I vote Shares in the Plan?
Yes, Shares credited to your Plan Account have full voting rights.

How would I terminate my participation in the Plan?
You may terminate your participation at any time by giving notice to the Agent, effective upon processing of your notice. If your notice is received less than five (5) business days before a dividend record date, the Agent may not be able to process your notice until after reinvestment of that dividend.

A Participant may at any time obtain without charge a certificate for all or part of the whole Shares in his Plan Account by making a written request to the Agent. If changes in your stock ownership or your Plan Account result in your reinvestment of dividends on less than 25 Shares, Capital Southwest may terminate your participation in the Plan.

Upon discontinuing your participation, you will receive a certificate for the number of whole Shares then held in your Plan Account, along with a check in payment for any fractional Share interest, valued at the last reported sale price in the NASDAQ System on the date your discontinuance is effective.

May the Plan be changed?
Capital Southwest reserves the right to amend or terminate the Plan at any time and the right to terminate the participation of any shareholder, including shareholders who reinvest dividends on less than 25 Shares. Upon any such termination as to all or any Participant(s), the Agent will send to such Participant(s) certificates for the number of whole Shares held in such Participant(s) Plan Account and payment for any fractional Share interest.